SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2004

IMPLANT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

MASSACHUSETTS	000-2583904	2837126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 AUDUBON ROAD #5, WAKEFIELD, MA 01880

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (781) 246-0700

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

An Exchange and Venture Agreement (the “Agreement”) was entered into on March 5, 2004 by and among Implant Sciences Corporation (“Implant”), CardioTech International, Inc. (“CardioTech”), and CorNova, Inc. (“CorNova”).  CorNova is a start-up company, incorporated as a Delaware corporation on October 12, 2003.  CorNova’s focus will be the development of a next-generation drug-eluting stent.  On March 5, 2004, Implant and CardioTech each agreed to transfer to CorNova 10,344 shares and 12,931 shares of their common stock (collectively, the “Contributory Shares”), respectively, in exchange for 1,500,000 shares each, of CorNova’s common stock.  The number of Contributory Shares issued reflects the fair market value of Implant’s and CardioTech’s common stock as of November 18, 2003, for a value of $75,000 each.  This also resulted in Implant and CardioTech each receiving a thirty percent (30%) ownership interest in CorNova.

Upon the event of CorNova securing an additional investment in the minimum amount of $1,000,000 and up to a maximum amount of $3,000,000, which will be in the form of a purchase of CorNova Series A Convertible Preferred Stock (the “Series A Financing”), Implant and CardioTech will each issue additional to CorNova shares of their common stock (the “Investment Shares”), where the number of Investment Shares to be issued will each equal twenty-five percent (25%) of the gross proceeds of the Series A Financing divided by the respective average of the  closing prices of the common stock of Implant and CardioTech as published in the Wall Street Journal on the five days immediately preceding each relevant closing of the Series A Financing.  In addition to the issuance of its common stock upon the completion of a Series A Financing, CardioTech will also grant to CorNova an exclusive license for the technology consisting of Chronoflex DES polymer, or any poly (carbonate) urethane containing derivative thereof, for use on drug-eluting stents.

Both the Contributory Shares and the Investment Shares (collectively, the “Securities”) are restricted securities within the meaning of Rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and none of the Securities may be sold except pursuant to an effective registration statement under the Securities Act or under the securities laws of any state, or in a transaction exempt from registration under the Securities Act.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)          Exhibits

10.78	Exchange and Venture Agreement, dated March 5, 2004, by and among CardioTech International, Inc., Implant Sciences Corporation, and CorNova, Inc.

99.1	Implant Sciences Corporation Press Release, dated March 9, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMPLANT SCIENCES CORPORATION

By:	/s/ Anthony J. Armini
Anthony J. Armini
President and Chief Executive Officer

Date:  March 17, 2004